EXHIBIT 10.50
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HEARTSOFT LOGO



January 18, 2001


Mr. Greg Dhuyvetter
LaMode Quality Cleaners
7025 East 41st Street
Tulsa, Oklahoma 74145

Dear Greg:

This brief letter will outline our agreement whereby you shall provide a short-term loan in the amount of $60,000 for no more than seven days. In fact, we expect that the loan shall be repaid late in the day on Monday or Tuesday, January 22-23, 2001.

Under the terms of the loan, you shall receive ________ upon repayment as well as ________ shares of Heartsoft, Inc. common stock.

The shares of common stock shall be restricted, but Heartsoft, Inc. shall agree to include the shares in a SB-2 Registration Statement which is expected to be filed on or around January 31, 2001. Upon approval of the registration statement by the SEC which is expected to take approximately 90 days, the restrictive legend on your _______ shares shall be lifted and the shares shall be eligible for sale at such time.

Upon funding of the short-term loan, this agreement shall become the complete and binding agreement of Heartsoft, Inc.

Warmest and most sincere regards,

/s/ Benjamin P. Shell

Benjamin P. Shell
CEO, Heartsoft, Inc.